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                                                               Exhibit (a)(1)(x)


TSAC CORP. Enters Subsequent Offering Period for Little Switzerland, Inc. at $2.40 per share.

New York, NY, September 30, 2002 - Tiffany & Co. (NYSE: TIF) announced today that its wholly-owned subsidiary, TSAC Corp., completed its initial tender offer for all of the shares of Little Switzerland, Inc. (OTCBB: LSVI.OB) at a price of $2.40 per share on Friday September 27, 2002, and intends to commence a subsequent offering period beginning Monday, September 30, 2002. The subsequent offering period will expire at 5:00 p.m., New York City time, on October 25, 2002.

The initial tender offer expired at 5:00 p.m., New York City time, on Friday, September 27, 2002, and on Friday, September 27, 2002, TSAC Corp. accepted for payment approximately 4,367,661 shares of Little Switzerland that had been validly tendered (including approximately 63,419 shares that were guaranteed to be delivered), which, when added to the shares already held by TSAC Corp. and its affiliates and the shares to be purchased from Seymour Holtzman and certain of his affiliates, including Jewelcor Management, Inc., pursuant to a separate stock purchase agreement, represent approximately 79.4% of the issued and outstanding shares of Little Switzerland as of September 27, 2002. Pursuant to its rights under the offer to purchase, TSAC Corp. has waived the requirement that a sufficient number of Little Switzerland shares be tendered so that, upon the closing of the tender offer and the stock purchase agreement, Tiffany would beneficially own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis. The condition that at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by TSAC Corp. or its affiliates or Mr. Holtzman or any of Mr. Holtzman's affiliates be tendered, has been satisfied. TSAC Corp. will promptly pay for the shares validly tendered.

During the subsequent offering period, Little Switzerland stockholders who did not previously tender their shares may tender their shares by following the directions in the Offer to Purchase and related Letter of Transmittal filed with the SEC by Tiffany & Co., Tiffany & Co. International and TSAC Corp.

During the subsequent offering period, TSAC Corp. will accept and promptly pay for all shares as they are tendered. TSAC Corp. will purchase the tendered shares at a price of $2.40 per share. Shares that are tendered during the subsequent offering period may not be withdrawn. Tiffany & Co., Tiffany & Co. International and TSAC Corp. reserve the right to extend the subsequent offering period in accordance with applicable law.

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Tiffany & Co. is the internationally renowned jeweler and specialty retailer.
Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF LITTLE SWITZERLAND. TIFFANY & CO. HAS FILED AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF LITTLE SWITZERLAND. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF LITTLE SWITZERLAND ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL FILED WITH THE SEC AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT LITTLE SWITZERLAND HAS FILED WITH THE SEC BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING MORROW & CO., INC. AT 1-800-607-0088.